Exhibit 10.2

Exclusive Distribution and Supply Agreement

This Exclusive Distribution and Supply Agreement is entered into as of the latest date set forth on the signature lines below by and between, on the one part, Oculus Innovative Sciences, Inc., a Delaware corporation having a place of business at 1129 No. McDowell Boulevard, Petaluma, California, USA 94954 (hereinafter referred to as “Oculus”) and Oculus Technologies of Mexico, S.A. de C.V. (hereinafter referred to as “Manufacturer”), a limited liability corporation organized under the laws of Mexico, having a place of business at Industria Vidriera 81, Fracc. Industrial Zapopan Norte, 45130 Zapopan, Jalisco, Mexico, and, on the other part, More Pharma Corporation, S. de R.L. de C.V. (hereinafter referred to as “More Pharma”), a limited liability company organized under the laws of Mexico, having a place of business at Av. Ejército Nacional 926, Interior 203 Col. Los Morales, Sección Palmas 11540, Mexico City, Mexico.

WHEREAS, Manufacturer manufactures certain products based on the Proprietary Rights (as such term is defined below) which it is willing to supply to More Pharma on the terms and subject to the conditions of this Agreement;

WHEREAS, the full ownership of any and all right, title and interest in and to its intellectual property and any Proprietary Right related to the Products (as such term is defined below) remains and retains with Oculus;

WHEREAS, More Pharma wishes to obtain from Oculus (i) the exclusive rights to distribute the Products in the Territory, and (ii) the authorization to register the Trademark(s) and Marketing Authorizations in the Territory as provided herein below; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1. Definitions.

"Affiliate" means with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Exclusive Distribution and Supply Agreement, as amended from time to time.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States of America and in Mexico for the transaction of normal banking business.

“Distribution Rights” shall have the meaning assigned to it under Section 2.1. of this Agreement.

“Effective Date” means August 15, 2012.

“Exclusivity Payment” shall have the meaning assigned to it Section 4.1 of this Agreement.

“Field” means all medical applications for human use as a topical treatment via prescription or over-the-counter use.

“Government Authority” means any federal, state, or public authority, domestic or foreign, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses, approvals, writs, process and rules issued thereby that may operate in connection with this Agreement.

“Infringement of Distribution Rights” shall mean the appointment by Oculus or any of its Affiliates of another licensee or distributor in the Territory for the promotion, marketing, sale or distribution of the Product in the Territory for the Permitted Use in the Field or the direct sale by such persons of the Products in the Permitted Use in the Field during the Term.

“Invention” means any invention, discovery, development, method, process, formulas or know-how that is conceived, developed, or first reduced to practice by a Party, or the Parties jointly, and which is not previously known or existing, during the exercise of its rights or performance of its obligations under this Agreement, and in each case including all related intellectual property rights.

“Label Claims” shall mean the label claims obtained for the Product as permitted under this Agreement.

“Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in any jurisdiction within the Territory, the underlying applications thereto, and any supplements and amendments to such government authorizations that authorize the holder of such license to manufacture, market and sell the Products in the Territory.

“Party” shall mean each of Oculus, Manufacturer and More Pharma.

“Permitted Use” means use in accordance with applicable Label Claims.

2

“Patent(s)” means the patent(s) owned by Oculus in the Territory which are listed in Schedule “B” of this Agreement.

“Patent Application(s)” means the patent application(s) filed by Oculus in the Territory which are listed in Schedule “B” of this Agreement.

“Proprietary Rights” means the Trademark(s) Trademark Application(s), copyrights, trade secret rights and all other intellectual and industrial property rights of any sort related to the Product in the Territory.

“Product” means topical prescription and over-the-counter pharmaceutical products for humans utilizing the Oculus Technology as listed in Schedule “A” of this Agreement. The Parties agree that they may, from time to time and by mutual agreement, introduce new Products in such Schedule “A”, provided however, that pricing and Minimum Purchase Requirements must be set forth by the Parties before adding any new Product to such Schedule “A”.

“Recall” shall have the meaning assigned to it under Section 3.5 of this Agreement.

“Supply Disruption” shall have the meaning assigned to it under Section 7.2.

“Technology” means inventions (whether or not patentable), ideas, processes, formulas, technical information and know-how directly related to the Product which are owned by Oculus and used by it as of the date of this Agreement, and improvements thereto which are developed and owned by Oculus during the Term of this Agreement.

“Territory” means Antigua & Barbuda, Argentina, Aruba & Curacao, Bahamas, Barbados, Belize, Bolivia, Bonaire, Brazil, British Guyana, British Islands, Cayman Islands, Chile, Colombia, Cuba, Dominica, Dominican Republic, Ecuador, El Salvador, French Guyana, Grenada, Guadalupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Nicaragua, Paraguay, Peru, St. Bartolome, St. Vincent & Grenades, Surinam, Trinidad & Tobago, Turks & Caicos Islands, Uruguay, Venezuela and Virgin Islands.

“Trademark(s)” means the trademark(s) MICRODACYN and/or GRAMADERM or any other Trademark that More Pharma registers in the Territory exclusively to distinguish the Products.

“Trademark Applications(s)” means the trademark applications(s) filed by More Pharma in the Territory.

“Transfer Price” shall have the meaning assigned to it under Section 4.2 of this Agreement.

“Termination Date” means the date on which the Cure Period of a Material Breach expires without it being cured in accordance with Section 7.

3

2. Distribution Rights and Authorization to Register Trademarks.

2.1 Distribution Rights. On the terms and subject to the conditions of this Agreement, Oculus hereby appoints More Pharma as its exclusive distributor, with the right to execute sub-distribution agreements, to promote, market, import, offer for sale, sell and/or distribute the Product in each and every jurisdiction of the Territory for the Permitted Use in the Field during the Term (the “Distribution Rights”). Oculus shall not, directly or indirectly, appoint another manufacturer, licensee or distributor in the Territory for the manufacturing, promotion, marketing, sale or distribution of the Products in the Territory for the Permitted Use in the Field. For the purpose of clarity, under no circumstances the Parties intent to transfer the Proprietary Rights.

Manufacturer and Oculus hereby grant their authorization in order for More Pharma to register the Trademarks in the Territory, with the right to sublicense pursuant to the provisions herein.

All orders or direct inquiries received by Oculus or the Manufacturer respecting the sale of the Products in the Territory will be referred by Oculus or the Manufacturer, as the case may be, to More Pharma. In such regard, Manufacturer agrees to provide a comprehensive list of its current clients to allow More Pharma to liaise directly with them for supply of Product purposes.

The Distribution Rights are limited to and may be exercised exclusively by More Pharma and/or its permitted sub-licensee’s or sub-distributors solely for the purpose of promoting, marketing, import, offering for sale, selling and/or distributing the Product in the Territory for the Permitted Use in the Field and may be used as necessary to carry out all actions before the Government Authorities as required per applicable laws in connection with the Marketing Authorizations in the Territory. More Pharma may not sublicense its rights hereunder, except pursuant to agreements which shall be in writing and shall contain obligations of the third party materially similar to the obligations of More Pharma hereunder, and no less favorable to Oculus’ rights than the provisions contained in this Agreement. More Pharma shall be liable to Oculus and/or Manufacturer, as the case may be, for acts or omissions of any sublicensee and/or sub-distributor not in conformity with the terms of this Agreement or any agreement between More Pharma and any sub-licensee and/or sub-distributor. More Pharma may export/import the Products as necessary to cover the Territory, subject to material compliance with all applicable import and export laws.

4

In the event Oculus, Manufacturer and/or any of its Affiliates obtains an authorization to use the Products in Territory for a use other than the Permitted Use, More Pharma shall be granted a right of first refusal to exploit such new authorizations.

In any case, any sublicense or sub-distribution agreement signed by More Pharma shall include a section providing that Oculus shall authorize the terms and conditions of any such agreement within the following ten (10) Business Days after execution. If Oculus does not grant such authorization, such agreement may not enter into effect and shall be null and void. More Pharma shall deliver to Oculus and Manufacturer an original of any such agreement duly signed by the Parties, within ten (10) calendar days after signature so that Oculus may grant its authorization (such authorization not to be unreasonably withheld, conditioned nor delayed); if such authorization is not given in writing with the referred term, the authorization shall be considered as granted.

Nothing herein shall prevent Oculus from distributing Oculus’ other products outside the Field or outside the Territory. Provided however, that neither Oculus, Manufacturer or any of its Affiliates shall sell Products to a third party which they have reason to believe will export or import them to the Territory.

2.2 Intentionally Omitted.

2.3 Ownership of Proprietary Rights.

(a) Oculus shall retain and own all right, title and interest in and to its Proprietary Rights.

(b) Oculus shall have the responsibility and obligation to prosecute and maintain existing Patent(s), Patent Application(s) and copyrights in the Territory.

(c) Oculus shall protect More Pharma against all infringements and alleged infringements of Patent(s), Patent Application(s) and copyrights in the Territory made by any third party of which Oculus or More Pharma, become aware in the Territory. The Parties will work in good faith in taking any actions to protect against infringement or alleged infringement, including joining in any enforcement action as a Party if requested, and the Parties shall share the related legal fees, costs and expenses on a fifty and fifty (50%-50%) basis, in the understanding that the appointment of the local counsel shall be agreed between the Parties. In the event Oculus does not take action to proceed against an alleged infringer in the Territory, More Pharma shall have the option of proceeding against the alleged infringer; Provided that Oculus shall reimburse More Pharma, upon written demand, the amount equivalent to [ ]* percent ([ ]*%) of the legal fees, costs and expenses resulting from such protective actions, such amounts, at the [ ]* discretion of [ ]* to be reimbursed within thirty (30) calendar days after their payment is requested in witting or to be off-set against any payments due in favor of Oculus and/or Manufacturer hereunder.

______________

* Confidential material redacted and separately filed with the Commission.

5

(d) More Pharma shall protect Oculus against all infringements and alleged infringements of Trademark (s), Trademark Application(s) in the Territory made by any third party of which Oculus or More Pharma, become aware in the Territory. The Parties will work in good faith in taking any actions to protect against infringement or alleged infringement, including joining in any enforcement action as a Party if requested, and the Parties shall share the related legal fees, costs and expenses on a fifty and fifty (50%-50%) basis, in the understanding that the appointment of the local counsel shall be agreed between the Parties. In the event More Pharma does not take action to proceed against an alleged infringer in the Territory, Oculus shall have the option of proceeding against the alleged infringer; Provided that More Pharma shall reimburse Oculus, upon written demand, the amount equivalent to fifty percent (50%) of the legal fees, costs and expenses resulting from such protective actions, such amounts, at the sole discretion of Oculus to be reimbursed within thirty (30) calendar days after their payment is requested in witting or to be off-set against any payments due in favor of More Pharma hereunder.

(e) Each Party will own all right, title, and interest in and to the Inventions made solely by its employees or agents (“Sole Inventions”).

(f) The Parties will jointly own all right, title, and interest in and to the Inventions made jointly by the employees or agents of each Party (“Joint Inventions”). Subject to the terms of this Agreement, the Parties will negotiate in good faith a policy for protecting (including patent prosecution) and exploiting (including sharing of any related revenues) the Joint Inventions, whether by way of licensing or by establishment of a related business relationship. Unless the Parties otherwise agree and except as otherwise expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits, or to obtain the other Party’s approval to license or exploit any Joint Invention. Authorship, inventorship, and other indicia of which Party developed an Invention will be determined in accordance with United States intellectual property laws in effect at the time of development.

2.4 No Implied License. Except for those authorizations expressly granted pursuant to this Section 2, each of the Parties acknowledges and agrees that no other license is granted, by implication or otherwise.

3. Manufacturing and Supply.

3.1 Manufacturing.

6

3.1.1.	Manufacturing Source. The Product will be manufactured by Manufacturer at its site located in Industria Vidriera 81, Fracc. Industrial Zapopan Norte, 45130, Zapopan, Jalisco, Mexico, or another site proposed by Manufacturer that More Pharma has been notified about in advance in writing by Manufacturer, and that has been expressly accepted by More Pharma acceptance that shall not be unreasonably withheld, conditioned or delayed, provided such transfer does not result in a Supply Disruption. Any of the alternative sites proposed by Manufacturer shall comply with any applicable law.

Manufacturer will provide such Product for shipment to More Pharma to the location specified in Section 3.2 of this Agreement.

3.1.2.	Specifications. Manufacturer shall, and Oculus shall cause Manufacturer, to manufacture the Product for More Pharma pursuant to this Agreement in accordance with the applicable Marketing Authorization for the Product and the packaging and labeling practices and quality control and assurance stipulations agreed in writing between the Parties.

3.1.3.	Changes to Product. During the Term of this Agreement, Manufacturer shall not, and Oculus shall cause Manufacturer not to, implement any Material Changes (see definition below) relating to the Product for purposes of this Agreement without the prior written consent of More Pharma. A “Material Change” is defined as any change that:

(1)	impacts the regulatory commitments for the Product;

(2)	may require re-validation of manufacturing processes for quality control and quality assurance purposes;

(3)	may affect the quality, purity, safety, identity or strength of the Product; or

(4)	would necessarily result in changing or modifying the Marketing Authorizations.

3.1.4.	Product Labeling. All Product supplied under this Agreement shall be in the same formulations, presentations, pack sizes and with the existing product labeling and package inserts existing as of the Execution Date of this Agreement, as specifications are set forth in Schedule “C” of this Agreement.

7

3.1.5.	Provision of Required Labeling for Manufacture of Product. After More Pharma, its Affiliate or its designee receives Marketing Authorizations in the Territory for the Product in More Pharma’s, its Affiliate’s or its designee’s name and at least sixty (60) calendar days before requiring Manufacturer to use More Pharma’s, its Affiliate’s or its designee’s own label, package design and/or package insert (“Labeling”), More Pharma shall provide Manufacturer with a copy of such Labeling for use by Manufacturer in future manufacture and supply of the Products and such prior notice period shall also apply prospectively for any changes that More Pharma may choose to make to the Labeling during the remainder of the Term of this Agreement.

3.2. More Pharma’s Purchase Commitments. Once More Pharma obtains the relevant Marking Authorizations in each jurisdiction of the Territory, and is ready to start promoting and selling the Products in the same, it shall furnish Manufacturer a Rolling Forecast under the same terms of Section 3.2. of the License, Exclusive Distribution and Supply Agreement dated August 9, 2012, executed by the Parties, provided that no minimum purchase requirements shall apply.

The Parties hereby agree that Manufacturer and More Pharma shall pay any and all costs derived from the delivery and supply of the Product to More Pharma at the location described below, [ ]* i.e. on a ([ ]*%- [ ]*%) basis:

[ ]*

[ ]*

[ ]*

[ ]*

It is also understood and agreed upon by the Parties that Manufacturer shall not ship or deliver the Products to any other location or to any international partner of More Pharma or any third party whatsoever, unless otherwise mutually agreed in writing by the Parties.

3.3 Intentional Omitted

3.4 Non-Conformities. Upon delivery of the Products, More Pharma shall inspect the Products and shall notify the Manufacturer forthwith and no later than twenty five (25) Business Days after the delivery date, by e-mail or written communication delivered as provided herein below, of any damage or of any shortages or non-conformity of the delivered Products apparent from a visual inspection. Supporting evidence and documents shall be included, as reasonably deemed necessary by More Pharma or reasonably required by the Manufacturer. Upon request of Manufacturer, More Pharma shall make available to the Manufacturer samples of the Products which are declared as defective. In case of non conformity to the Marketing Authorization(s) of any quantity of the Product delivered pursuant hereto, Manufacturer shall take back, at its expense, the quantities concerned and shall replace them within twenty (20) Business Days from receipt of the relevant notice by More Pharma.

______________

* Confidential material redacted and separately filed with the Commission.

8

With respect to damages, shortages or nonconformity discoverable by way of visual inspection, the Product shall be deemed to have been delivered in good saleable condition after expiry of said twenty five (25) Business Days period after the delivery date to More Pharma.

Any dispute between the Parties regarding specifications of the Product delivered hereunder shall be referred, in first instance to a mutually acceptable third party expert, if no agreement is reached between the Parties with respect to such appointment, then such dispute shall be referred to Lambda Científica, S.A. de C.V. or Laboratorios Becar S.A. de C.V., such dispute to be handled by the entity providing a lower quotation for their services, within thirty (30) days from the receipt by the Manufacturer of the notice of claim of More Pharma. The opinion of such expert shall be definitive and binding upon the Parties. The cost of such independent advice shall be borne by the Party losing the specific dispute as per the binding decision of the expert.

The Manufacturer shall not replace defective Product delivered to More Pharma or returned to More Pharma by the customers, patients, or authorities, without the prior written request of More Pharma.

3.5 Recall. The Parties shall cooperate fully with one another in any of the following events involving a recall of Product resulting in a market withdrawal of covered by this Agreement, including any correction, post-sale warning or mailing of information (the “Recall”):

(i)	A Recall is requested or ordered by a Government Authority issued due to the Products not meeting the Specifications or manufacturing related issues or Manufacturer requests a Recall for Product quality or manufacturing related issues;

(ii)	A Recall is requested or ordered by a Government Authority issued due to off Label promotion, illegal marketing or misrepresentation of Product quality; and

(iii)	Any Recall other than (i) and/or (ii).

Each Party shall inform the other Party in writing on a reasonably timely basis in light of the involved events concerning any Product related issues that have the potential to result in a Recall in the Territory or elsewhere if impacting this Agreement.

Manufacturer and More Pharma and its Affiliates and designee shall further cooperate with one another using reasonable efforts and acting in good faith in conducting a Recall. The Parties will provide reasonable assistance to each other to investigate the root cause(s) related to a Recall subject to this Agreement.

The out-of-pocket costs and expenses incurred in connection with a Recall under subsection (i) above shall be beard by Manufacturer; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection (ii) above shall be beard by More Pharma; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection (iii) above shall be beard by Manufacturer and More Pharma on a [ ]*% -[ ]*% basis.

______________

* Confidential material redacted and separately filed with the Commission.

9

3.6 Sales.

(a) More Pharma shall use commercially reasonable efforts to sell the Product. More Pharma agrees to ascertain and materially comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, marketing, offer for sale, sale, distribution and promotion of the Products; including, without limitation, those applicable to exportation, importation, product claims, labeling, approvals, registrations and notifications.

(b) More Pharma agrees to market and label the Product consistent with all applicable regulatory label claims. More Pharma shall not, and shall cause its Affiliates not, to make any representations or warranties relating to the Product except for those representations contained in this Agreement. More Pharma agrees not to make, and agrees to cause its Affiliates not to make, any representation or warranty, whether oral or in writing, regarding the Product that is not consistent with the Label Claims authorized in each country within the Territory in which the Product is marketed.

3.7 Responsibility for Obtaining Trademarks and Marketing Authorizations.

(a) More Pharma shall be solely responsible for, and shall use diligent efforts in connection with filing, communicating with, and seeking of Trademark(s), Marketing Authorization(s), approvals, registrations, notifications and the like from, Government Authorities. More Pharma shall notify Oculus of any such application or document or conduct. More Pharma will provide Oculus with any information regarding the foregoing that Oculus may reasonably request (with necessary translations at Oculus expense); Oculus may use all such reports, documentation and information in seeking approvals, registration, notifications or filing applications for approvals with Government Authorities, or otherwise at its discretion, outside the Territory. More Pharma will regularly report to Oculus on these efforts, and Oculus will reasonably cooperate with these efforts.

(b) Current Marketing Authorizations and governmental approvals owned or obtained by Manufacturer will be transferred to More Pharma (to the extent that such transfer is approved by the Government Authorities), at More Pharma’s request, and More Pharma shall be obligated to manage, comply and fulfill any obligation derived thereby, acquiring full liability for such registrations and governmental approvals keeping Oculus safe from any claim or liability derived from such Marketing Authorizations or governmental approvals, except for any liability arising out of the negligence or misconduct of Manufacturer during the manufacturing process of the Product. The Parties further agree that, at the termination of this Agreement by any reason or cause, More Pharma shall, within the following ninety (90) calendar days, transfer such registrations or governmental approvals to Manufacturer or file any required application before any competent Government Authority in order to transfer such registrations or governmental approvals to Manufacturer without further liability or responsibility to Manufacturer, except for any liability arising out of the negligence or misconduct of Manufacturer during the manufacturing process of the Product. Transfer of Marketing Authorizations shall be requested to Government Authority More Pharma shall be obligated to execute and deliver any required document which may be reasonably requested by Oculus in order to assure transfer of Marketing Authorizations under local law within each jurisdiction in the Territory which request may be made by Oculus to More Pharma during the Term of this Agreement. . Such transfer to be subject and conditioned to the termination of this Agreement.

10

3.8 Payment of Regulatory and Trademark Expenses. All costs incurred in connection with the preparation and filing of the Trademark Application(s) and Marketing Authorization(s) in the Territory shall be the sole responsibility of More Pharma.

4. Compensation and Transfer Price.

4.1 Compensation. In consideration for the Distribution Rights More Pharma shall make a one time payment in the amount of One Million Five Hundred Thousand U.S. Dollars (USD$1,500,000.00) in favor of Oculus (the “Exclusivity Payment”).

The Exclusivity Payment to be paid within fifteen (15) Business Days following the Effective Date, provided that at least three (3) Business Days in advance Oculus shall furnish a true and correct invoice compliant with applicable laws in favor of More Pharma. It being understood that any Income Tax or other contributions which have to be withheld by More Pharma will be withheld according to applicable law.

Oculus irrevocably and expressly waives any right to any further compensation other than the Exclusivity Payment, for the use of the rights granted hereunder.

4.2 Transfer Price. More Pharma agrees to pay the Transfer Prices detailed in Schedule “A” (the “Transfer Prices”) to Manufacturer for each every Product shipped to More Pharma during the Term of this Agreement. The established Transfer Prices shall be adjusted on each anniversary of the Effective Date, the Parties agree to meet and review consumer price index adjustments, such as the Mexican Consumer Price Index (Indice Nacional de Precios al Consumidor - INPC) as published by Banco de Mexico, and at minimum increase the Transfer Price accordingly, annually.

4.3 Method of Payment. The Transfer Price will be paid to Manufacturer within [ ]*([ ]*) days after Product delivery date, provided that Manufacturer shall deliver an invoice compliant with applicable law.

______________

* Confidential material redacted and separately filed with the Commission.

11

5. Confidentiality.

5.1 All information of the Parties, exchanged between them as a result of this Agreement shall be treated between them as confidential (the “Confidential Information”). Each Party agrees (i) to hold the other Parties’ Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each Party employs with respect to its confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, unless required by a competent Government Authority; and (iii) not to remove or export from the United States and/or the Territory or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other Party and except in compliance with all licenses and approvals required under applicable foreign export laws and regulations. Any employee given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Parties agree that the foregoing sub-sections (i), (ii) and (iii) shall not apply with respect to information the other Party can document (i) is in or (through no improper action or inaction by the other Party, agent or employee) enters the public domain (and is readily available without substantial effort), or (ii) was rightfully in its possession or known by it prior to receipt from disclosing Party, or (iii) was rightfully disclosed to it by another person without a duty of confidentiality owed to the other Party, or (iv) was independently developed by it, by persons without access to such information and without use of any information of the other Party. Each Party must promptly notify the other Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence including contemporaneous written records. The Parties obligations under this Section 5 shall terminate five (5) years after the termination or expiration of this Agreement.

5.2 Immediately upon termination of this Agreement, each Party will turn over, or shall cause to have turned over, to the other Party all Confidential Information received from the other Party and all documents or media containing any such Confidential Information, any and all copies or extracts thereof.

5.3 The Parties acknowledge and agree that due to the unique nature of their Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the non-breaching Party or third parties to unfairly compete with the non-breaching Party resulting in irreparable harm to the non-breaching Party, and therefore, that upon any such breach or any threat thereof, the non-breaching Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the breaching Party from any damages and expenses (including reasonable and documented attorney’s fees), in connection with any breach or enforcement of each Parties’ obligations hereunder or the unauthorized use or release of any such Confidential Information. Each Party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 5 will constitute a material breach of this Agreement.

12

6. Intentionally Omitted.

7. Term and Termination.

7.1 Term. The term of this Agreement shall be of twenty five years (25) from its Effective Date and will be automatically renewed for successive two (2) year terms without the need of any notice or modification as long as More Pharma has materially complied with any and all of the obligations undertaken hereunder.

7.2 Termination for Material Breach. Either Party may terminate this Agreement upon Material Breach that is subject to cure that is not cured within thirty (30) calendar days of written notice of breach (the “Cure Period”). Obligations of Oculus and Manufacturer hereunder shall be joint and several. Any breach of terms and conditions of this Agreement shall be deemed a Material Breach and shall entitle the other Party to terminate the Agreement. Such termination shall be without prejudice to the terminating Party’s claims for damages, reimbursement indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement and, as the case may be, payment of liquidated damages in accordance with that provided herein. A “Supply Disruption” will be considered to take place when Product is not fully and/or timely delivered as required in any purchase order issued pursuant hereunder.

7.3 Termination for Failure to Market and Sell the Product in the Territory. If More Pharma fails in any manner whatsoever to sell the Product in any given jurisdiction of the Territory, after a five (5) year period as of the execution date hereof, then Oculus shall have the right at its sole discretion to terminate the Distribution Rights for such jurisdiction and the authorization to register Trademarks under Section 2.1. for such jurisdiction within Territory. Moreover More Pharma shall transfer title of the Trademarks and Marketing Authorizations, if any, in favor of Oculus. For the avoidance of doubt Oculus expressly recognizes that the Distribution Rights and authorization shall continue in full force and effect for the other jurisdictions of the Territory.

7.4 Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Section 5, this Section 7.4, Sections 8 and 9.

7.5 Termination for Insolvency or Bankruptcy. In the event any Party is legally declared in bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then this Agreement may be, to the extent permitted under applicable law, terminated forthwith by the other Party through written notice to the other Party subject to proceedings covered by this Section of the Agreement.

13

7.6 Termination for Misrepresentation. In the event that any of the representations and warranties expressed by the Parties in Section 8 of this Agreement or in any other of its Sections, is incorrect, false, fraudulent, negligent, incomplete or misleading or in any manner whatsoever, then this Agreement may be terminated forthwith by the other Party through written notice to the other Party.

7.7 Consequences of Supply Disruption or Infringement of Distribution Rights.

The Parties further agree that if Manufacturer (i) incurs in an Infringement of Distribution Rights in any jurisdiction of the Territory, then for each breach it shall pay a penalty in favor of More Pharma equal to [ ]* percent ([ ]*%) of the units of Product sold, by any party other than More Pharma, multiplied by the [ ]*([ ]*) of the [ ]* for the Territory (ii) incurs in a Supply Disruption then, for each breach it shall pay a penalty in favor of More Pharma equal to [ ]* percent ([ ]*%) of the [ ]*of [ ]*multiplied by the [ ]* plus any penalty or fine imposed by any Government Authority in case of government related sales.

7.8 Consequences for Termination by More Pharma.

In the event that this Agreement is terminated as a result of an uncured breach by More Pharma, Oculus or Manufacturer shall be entitled to (i) file with the relevant Government Authorities in the Territory a Marketing Authorization assignment agreement or any other required document under applicable local law; (ii) immediately receive from More Pharma or any sub-license all of the Trademarks. The foregoing without prejudice to Oculus or Manufacturer’s claims for damages, reimbursements, indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement as permitted by applicable law.

7.9 Consequences for Termination by Oculus and/or Manufacturer.

In the event that this Agreement is terminated as a result of an uncured breach by Oculus or Manufacturer, More Pharma shall be entitled to exercise its rights under this Agreement. The foregoing without prejudice to the More Pharma’s claims for damages, reimbursements, indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement as permitted by applicable law.

_______________

* Confidential material redacted and separately filed with the Commission.

14

8. Representation, Warranties, Indemnification and Insurance.

8.1 Oculus and Manufacturer’s Representations. Oculus and Manufacturer, through their legal representatives hereby individually represent and warrant the following:

(a)	Each of them is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	Each of them has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)	Each of them has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of them and constitutes a legal, valid, binding obligation, enforceable against each of them in accordance with its terms;

(d)	Each of them is not object to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e)	To the best of their knowledge, there are no investigations, adverse third party allegations, claims or actions against them, including any proceedings or any pending or threatened action against any of them by or before any Government Authority, relating to (1) the Product, including the Marketing Authorization or (2) Oculus’s Proprietary Rights;

(f)	The execution and delivery of this Agreement will not (i) violate the certificate of formation, operating agreement, certificate of incorporation, by-laws or any other organizational document of each of them, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which any of them is a party or by which any of them are bound, or result in the creation or imposition of any lien upon any of Proprietary Rights, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to each of them;

(g)	There are no claims pending or threatened against Oculus or any of its Affiliates or current distributors or More Pharma by any third party with respect to ownership, validity or enforceability of any of the Proprietary Rights in the Territory. Oculus represents that it has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put Oculus on notice that use of any of the Proprietary Rights is subject to contest in the Territory;

15

(h)	As of the Effective Date, there is no claim, action or proceeding pending or, to Oculus or Manufacturer knowledge, threatened against Oculus or its Affiliates, in respect of the Proprietary Rights or the distribution or commercialization of the Products in the Territory, or the transactions contemplated by this Agreement, in respect of which More Pharma would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Proprietary Rights or the Distribution Rights, Oculus and Manufacturer shall unconditionally cooperate, at their expense, with More Pharma as requested, to fully assert or defend More Pharma’s rights under this Agreement; and

(i)	Oculus and Manufacturer represent and warrant that all Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with the Marketing Authorizations.

8.2 More Pharma’s Representations. More Pharma, through its legal representative hereby represents and warrants the following:

(a)	It is a commercial entity duly incorporated and validly existing under the laws of the United Mexican States, as evidenced in public deed number 6,948 dated May 17, 2007, granted before Mr. Agustín Wallace Hampton Gutiérrez Katze, Notary Public number 208 of Mexico City, Federal District, which was duly registered in the Public Registry of Commerce of Mexico City, Federal District, under commercial folio number 364165;

(b)	Its legal representative is empowered with the necessary and sufficient authority to bind it under the terms hereof, as evidenced in public deed number 7267 dated October 18, 2007, granted by Mr. Agustín Wallace Hampton Gutiérrez Katze, Notary Public number 208 of Mexico City, Federal District;

(c)	More Pharma has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of More Pharma and constitutes a legal, valid, binding obligation, enforceable against More Pharma in accordance with its terms;

(d)	More Pharma is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

16

(e)	To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by any Government Authority which may limit or in any manner affect the compliance of the obligations undertaken hereunder;

(f)	The execution and delivery of this Agreement will not (i) violate the certificate of formation, operating agreement, certificate of incorporation, by-laws or any other organizational document of More Pharma, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which More Pharma is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to More Pharma;

(g)	As of the Effective Date there are no claims pending or, to More Pharma’s knowledge, threatened against More Pharma or any of its Affiliates by any third party, which might affect adversely its ability to perform under this Agreement. More Pharma represents that it has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put More Pharma in any such situation;

(h)	As of the Effective Date, there is no claim, action or proceeding pending or, to More Pharma’s knowledge, threatened against More Pharma or its Affiliates, in respect of which Oculus would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Oculus or the Manufacturer, More Pharma shall unconditionally cooperate, at its expense, with Oculus or Manufacturer as requested, to fully assert or defend Oculus and Manufacturer’s rights under this Agreement; and

(i)	More Pharma represents and warrants that Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law.

8.3 Mutual Representations.

(a)	The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

17

i.	any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or

ii.	any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates which have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

(b)

The Parties, its Affiliates and its shareholders are not engaged or in any manner whatsoever related to illegal or illicit acts or activities and that the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

8.4 Oculus and Manufacturer Indemnification. Oculus and Manufacturer hereby jointly and severally agree to defend, hold harmless and indemnify More Pharma, its Affiliates and its and their agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) a breach of any of Oculus’s and/or Manufacturer’s representations and warranties under Section 8 or , (b) any bodily harm or death caused by the on-label use of the Product, (c) any liability in connection with the importation and manufacture of the Products by Manufacturer, including without limitation recalls, warranty claims and product liability claims.

8.5 More Pharma Indemnification. More Pharma hereby agrees to defend, hold harmless and indemnify Oculus, its Affiliates and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney´s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) a breach of any of More Pharma’s representations and warranties under this Section 8, (b) any bodily harm or death caused by the off-label promotion of the Product by More Pharma, (c) any liability in connection with the importation, marketing, sale or distribution by More Pharma of the Products, including without limitation recalls, warranty claims and product liability claims.

18

8.6 Indemnification Procedure. If the indemnitee becomes aware of a third-party claim that (if successful) will result in a loss to be indemnified under this Section, the indemnitee will promptly notify the indemnitor in writing. Failure or delay in giving such notice shall not affect the right to be indemnified except to the extent that it prejudices the defense of the claim. If the indemnitor acknowledges that the claim (if successful) will result in a loss within its obligation to indemnify under this Section, it may assume the defense by giving the indemnitee written acknowledgement of its indemnity obligation and notice of its election to assume the defense within five (5) calendar days after receiving the notice of the claim. If the indemnitor acknowledges its obligation to indemnify and assumes the defense, it will have both the duty to defend and the right to control the defense. The indemnitor will conduct the defense in a prudent manner and will keep the indemnitee reasonably informed as to the status of the defense. The indemnitee will cooperate with the defense and may retain separate counsel at its own expense to participate in, but not control, the defense. The indemnitor shall not settle a claim without the consent of the indemnitee, and that consent may not be unreasonably withheld or delayed. If the indemnitor does not timely assume the defense, the indemnitee will have the right (but no duty) to defend or settle the claim at the risk of the indemnitor. The indemnitor will reimburse the indemnitee for its expenses (including reasonable attorney’s fees) of defending or settling the claim.

8.7 Insurance. Each Party agrees to maintain product liability insurance consistent with industry standards for a product of this nature, and shall name the other as an additional insured under such policy for bodily injury and property damage for commercial general liability, including product liability. Each Party shall include the other Party as “Additional Insureds” under its product liability insurance policy and shall further provide, within thirty (30) days of the other Party’s request, Certificates of Insurance verifying insurance limits agreed upon as well as a thirty (30) day Notice of Cancellation, Non-Renewal or material change thereto. All such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other. Neither Party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

9. Miscellaneous.

9.1 Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of:

i.	Death, personal injury, loss or claim resulting from fraud, gross negligence or willful misconduct as otherwise prohibited by law; or

ii.	Any fraudulent or negligent misrepresentation.

Subject to paragraphs (i) and (ii) herein above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

19

For the avoidance of doubt, the provisions of each sub-section of this Section 9.1 shall each be construed as a separate exclusion of liability.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

9.2 Entire Agreement. This Agreement, together with its Schedules, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by the Parties. Furthermore, it is the intention of the Parties that this Agreement shall be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by the Parties, and that waivers and amendments shall be effective only if made by negotiated waiver agreements clearly understood by the Parties to be an amendment or waiver.

9.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.5 Use of Party’s Name, Press Release. Except as provided in this Agreement, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name or trademark of the other. Within twenty (20) business days following execution of this Agreement, each Party may release a mutually acceptable press release (or other public announcement) announcing the execution of this Agreement, and Oculus may use More Pharma’s name and make reference to this Agreement in its securities filings.

9.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party (and any attempt to do so will be void), which consent shall not be unreasonably withheld, conditioned or delayed.

Any assignment or transfer of rights that infringe the provisions of this Section shall be null and void.

20

9.7 Notice Delivery. All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, personal notice or by confirmed facsimile to the Parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of confirmed receipt. For the purposes of Section 3.4, the Parties appoint the following e-mail addresses:

More Pharma:	Ignacio Gonzalez ( )
Xavier Bay ( )

Manufacturer:	Everardo Garibay ( )
Everardo Orozco ( )

9.8 Relationships of the Parties. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Oculus, Manufacturer and/or More Pharma as partners, agents or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

Due to the fact that the More Pharma and Manufacturer are companies that have own and enough elements to fulfill and perform the activities entrusted under this Agreement, each of them will be the only Party liable for the fulfillment of each and all employer’s obligations with respect to their employees, workers and agents, since there exists no labor relationship between the Oculus and the More Pharma’s employees, nor between More Pharma and Manufacturer’s employees. Consequently, the More Pharma or Manufacturer, as the case may be, will indemnify and hold the other Parties safe and harmless, with respect to any labor claims or of any other kind filed against them by their personnel, or by any agencies, including but not limited to, the Mexican Social Security Institute, the National Workers Housing Fund, as well as other competent agencies in each of the countries listed within the Territory.

9.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself.

9.10 Dispute Resolution and Applicable Law. Any dispute regarding this Agreement shall first be referred to the CEO of the respective Parties for negotiation. If the CEO’s are unable to resolve a dispute within the following fifteen (15) calendar days from the request by any of the Parties to mediate, unless such term is extended by the written agreement of the Parties, any such dispute shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles. Each of the Parties hereby consents to the exclusive jurisdiction of the Courts of the State New York over any and all disputes arising hereunder. Furthermore, each of the Parties hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non-conveniens or any similar basis.

21

9.11 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action o liability directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action or liability, seek to enforce the foregoing waiver, and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 Captions. Section captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

9.13 Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

9.14 Usage. Except as otherwise specifically indicated, all references to Section numbers refer to Sections of this Agreement, and all references to Schedules refer to Schedules attached hereto and incorporated herein. The words “herein”, “hereof”, “hereunder” “hereinafter”, and words of similar import refer to this Agreement as a whole and not to any particular Section hereof. The definition in this Agreement shall apply equally to both the singular and plural forms of the terms defined, and unless otherwise provided in the Schedules all defined terms in the Agreement shall be applicable to the same. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless such phrase otherwise appears.

9.15 Statutory References. Any references to any statute, law, regulation, ordinance, treaty or protocol shall be deemed to include any amendments thereto from time to time or any successor statute, law, regulation, ordinance, treaty or protocol thereof.

9.16 Counterparts. This Agreement may be executed in two or more counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

22

IN WITNESS WHEREOF, the Parties have executed this Agreement as of August 9, 2012.

OCULUS: OCULUS INNOVATIVE SCIENCES, INC.

By: /s/ Robert Miller
Name: Robert Miller
Title: Chief Financial Officer

MORE PHARMA: MORE PHARMA CORPORATION, S. DE R.L. DE C.V.

By: /s/ Francisco Xavier Bay Presa
Name: Francisco Xavier Bay Presa
Title: Legal Representative

MANUFACTURER: OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V.

By: /s/ Everardo Garibay
Name: Everardo Garibay
Title: Legal Representative

23

SCHEDULE “A”

PRODUCTS AND PRICES:

An ongoing Transfer Price in the following Mexican Pesos amounts per unit, plus VAT (Value Added Tax or “Impuesto al Valor Agregado”), for all sales in the Territory shall be as follows:

Microdacyn60 5 liter private presentation:	$ [ ]*
Microdacyn60 5 liter government:	$ [ ]*
Microdacyn60 1 liter:	$ [ ]*
Microdacyn60 1 liter (Ergonomic):	$ [ ]*
Microdacyn60 1 liter (NPTH):	$ [ ]*
Microdacyn60 240 ml presentation:	$ [ ]*
Microdacyn60 120 ml presentation:	$ [ ]*
Microdacyn60 60 ml (Sample):	$ [ ]*
M60 Hydrogel 250 gr.:	$ [ ]*
M60 Hydrogel 100 gr.:	$ [ ]*
M60 Hydrogel 10 gr. Sachet (Sample):	$ [ ]*
Gramaderm 50gr. presentation:	$ [ ]*

_______________

* Confidential material redacted and separately filed with the Commission.

24

SCHEDULE “B”

PATENTS AND PATENT APPLICATIONS

PCT APPLICATIONS
PCT/US2002/[ ]*
PCT/US2004/[ ]*
PCT/US2006/[ ]*
PCT/US2006/[ ]*
PCT/US2006/[ ]*
PCT/US2007/[ ]*
PCT/US2007/[ ]*
PCT/US2007/[ ]*
PCT/US2008/[ ]*
PCT/US2009/[ ]*
PCT/US2010/[ ]*
PCT/US2010/[ ]*
PCT/US2010/[ ]*

The above mentioned applications numbers also include the national phase applications that already have been or will be submitted and their granting as Patents within the Territory.

_______________

* Confidential material redacted and separately filed with the Commission.

25

SCHEDULE “C”

PRODUCT LABELING

All Product supplied under this Agreement shall be in the same formulations, presentations, pack sizes and with the existing product labeling and package inserts as provided in the different documents enclosed in connection with the following products:

Microdacyn60 5 liter private presentation

Microdacyn60 5 liter government

Microdacyn60 1 liter

Microdacyn60 1 liter (Ergonomic)

Microdacyn60 1 liter (NPTH)

Microdacyn60 240 ml presentation

Microdacyn60 120 ml presentation

Microdacyn60 60 ml (Sample)

M60 Hydrogel 250 gr.

M60 Hydrogel 100 gr.

M60 Hydrogel 10 gr. Sachet (Sample)

Gramaderm 50gr. presentation

26